EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FINAL AUDITED FOURTH QUARTER 2009 RESULTS

CHERRY HILL, NJ, March 24, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced final audited results for the quarter and year ended December 31, 2009. We had previously reported preliminary unaudited results for the fourth quarter of 2009 on February 17, 2010.

Net revenues for the quarter ended December 31, 2009 were $8.4 million, compared to $6.0 million for the third quarter of 2009. Our net income for the quarter ended December 31, 2009 was $142,000 or $0.01 per diluted share, compared to a net loss of $(278,000) or $(0.03) per diluted share for the third quarter of 2009. We had previously reported preliminary net income for the fourth quarter of $145,000 or $0.02 per diluted share; while the difference in reported net income is only $3,000, the diluted earnings per share decreased due to rounding. The net income for the fourth quarter included restructuring charges of $307,000 or $0.03 per diluted share. The net loss for the third quarter included restructuring charges of $27,000 or $0.00 per diluted share. The restructuring charges recorded during the fourth quarter of 2009 were incurred by our Thermal Products segment and represent one-time termination benefits and facility closure costs related to the relocation of our Sigma Systems subsidiary. The restructuring charges recorded during the third quarter of 2009 were incurred by our Mechanical Products segment and represent facility closure costs related to the closure of our Japanese subsidiary.

Bookings for the quarter ended December 31, 2009 were $9.4 million, an increase of 19% over the $7.9 million in bookings for the third quarter of 2009.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "During the fourth quarter of 2009, we continued to experience the momentum that began to build at the end of the third quarter. In fact, "momentum" does not adequately describe what is currently happening in the business. We have been experiencing a strong growth in bookings that began during the third quarter of 2009 and continues today. We ended the fourth quarter of 2009 with $9.4 million in bookings and $4.6 million in backlog. As of March 19, 2010, our first quarter 2010 bookings have reached $11.6 million and our backlog is $8.6 million. When we entered the downturn, our semiconductor related business was the first to decline. This business included practically all of the products manufactured by our Mechanical Products and Electrical Products segments, as well as the semiconductor-related products manufactured by our Thermal Products segment. Fortunately, at the time, our Thermal Products segment had maintained significant business outside of semiconductor products, which helped us to generate revenues during the downturn. Our historical experience has been that the semiconductor business usually is the first to decline into downturns and the first to experience recovery at the end of downturns. This is indeed happening as our semiconductor related products are those displaying strong growth today. As I said at the end of the third quarter of 2009, the real challenge now is to continue production ramp-up without overspending to achieve this goal. Our productivity as expressed in output-per-employee has dramatically increased while we are proceeding with discretion in manpower expansion and are continuing to closely monitor expenses."

The dial-in number for the live audio call beginning at 5 p.m. ET on March 24, 2010 is +1-201-689-8560 (international) or 1-877-407-0784 (domestic). A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, March 31, 2010 at www.intest.com and by telephone at +1-201-612-7415 (international) or 1-877-660-6853 (domestic). The account number to access the replay is 3055 and the conference ID number is 342963.

Conference Call Information
There will be a conference call with investors and analysts this evening at 5:00 pm ET to discuss the Company's fourth quarter 2009 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2009	12/31/2008	9/30/2009	12/31/2009	12/31/2008
Net revenues	$8,423	$ 6,830	$6,009	$23,499	$38,790
Gross margin	3,162	1,847	2,432	7,813	13,785
Operating expenses:
Selling expense	1,172	1,695	988	4,333	7,875
Engineering and product development expense	570	1,002	515	2,418	5,064
General and administrative expense	1,226	2,024	1,161	5,445	8,062
Impairment of long-lived assets	-	1,244	-	-	1,377
Impairment of goodwill	-	130	-	-	130
Restructuring and other charges	307	456	27	663	717
Operating loss	(113)	(4,704)	(259)	(5,046)	(9,440)
Other income (expense)	209	193	(18)	151	360
Income (loss) before income taxes	96	(4,511)	(277)	(4,895)	(9,080)
Income tax expense (benefit)	(46)	(93)	1	(52)	53
Net income (loss)	142	(4,418)	(278)	(4,843)	(9,133)

Net income (loss) per share - basic	$0.01	$(0.45)	$(0.03)	$(0.49)	$(0.97)
Weighted average shares outstanding - basic	9,987	9,888	9,983	9,975	9,465

Net income (loss) per share - diluted	$0.01	$(0.45)	$(0.03)	$(0.49)	$(0.97)
Weighted average shares outstanding - diluted	9,987	9,888	9,983	9,975	9,465

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2009	9/30/2009	12/31/2008
Cash and cash equivalents	$ 2,647	$ 3,428	$ 7,137
Trade accounts receivable, net	5,413	4,169	3,758
Inventories	3,064	3,237	4,193
Total current assets	11,501	11,301	15,904
Net property and equipment	297	358	617
Total assets	15,144	14,844	20,492
Accounts payable	2,576	2,249	1,830
Accrued expenses	2,156	2,124	3,095
Total current liabilities	5,249	4,504	5,224
Noncurrent liabilities	1,301	1,712	1,801
Total stockholders' equity	8,594	8,628	13,467